Exhibit 4.1

CONFIDENTIAL

FIFTH SUPPLEMENTAL INDENTURE

Dated as of November 7, 2025

FIFTH SUPPLEMENTAL INDENTURE, dated as of November 7, 2025, by and between DuPont de Nemours, Inc. (f/k/a DowDuPont Inc.), a Delaware corporation (the “Company”), and U.S. Bank Trust Company, National Association (including as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee have executed and delivered an Indenture, dated as of November 28, 2018 (the “Base Indenture”), to provide for the issuance by the Company from time to time of the Company’s senior unsecured debt securities;

WHEREAS, the Company and the Trustee have executed and delivered the First Supplemental Indenture, dated as of November 28, 2018 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”);

WHEREAS, there are currently Outstanding under the Indenture the series of Securities designated as the 4.493% Notes due 2025, the 4.725% Notes due 2028, the 5.319% Notes due 2038 (the “2038 Notes”) and the 5.419% Notes due 2048 (the “2048 Notes”);

WHEREAS, Section 8.02 of the First Supplemental Indenture permits the execution of a supplemental indenture with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Securities of a series affected by such supplemental indenture (the “Required Consents”) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of Securities of such series under the Indenture;

WHEREAS, in connection with (i) the proposed separation of the Company’s electronics business, which includes its semiconductor technologies and interconnect solutions businesses, into an independent public company, Qnity Electronics, Inc. (as more fully described in the Company’s Current Report on Form 8-K furnished to the U.S. Securities and Exchange Commission (the “SEC”) on September 3, 2025 (Accession No. 0001666700-25-000050) (the “September Form 8-K”), the “Intended Electronics Separation”) and (ii) the sale of the Company’s aramids business (Kevlar® and Nomex®) (as more fully described in the September Form 8-K, the “Aramids Divestiture”), the Company solicited consents (“Consent Solicitations”) from the Holders of the 2038 Notes and 2048 Notes to certain amendments to the Indenture set forth in this Fifth Supplemental Indenture (the “Amendments”);

WHEREAS, the Company has obtained the Required Consents to the Amendments from the Holders of the 2038 Notes and 2048 Notes (each, an “Amended Series”) pursuant to the applicable Consent Solicitation, and the Company has filed with the Trustee evidence of the Required Consents having been obtained;

WHEREAS, the entry into this Fifth Supplemental Indenture by the parties hereto is authorized by the provisions of the Indenture; and

WHEREAS, this Fifth Supplemental Indenture shall be effective upon its signing by the parties hereto provided that the amendments to the Indenture set forth in Article 2 hereof shall not become operative until the Operative Time (as defined below).

NOW, THEREFORE, for and in consideration of the premises described above, the Company and the Trustee mutually covenant and agree, for the equal and proportionate benefit of the respective Holders from time to time of the notes of each Amended Series as follows:

ARTICLE 1

RELATION TO THE INDENTURE; DEFINITIONS AND

OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01. Relation to the Indenture. This Fifth Supplemental Indenture constitutes an integral part of the Indenture.

Section 1.02. Definitions and Other Provisions of General Application. For all purposes of this Fifth Supplemental Indenture unless otherwise specified herein:

(a)	all terms defined in this Fifth Supplemental Indenture which are used and not otherwise defined herein shall have the meanings they are given in the Indenture; and

(b)

the provisions of general application stated in Section 1.01 of the Indenture shall apply to this Fifth Supplemental Indenture, except that the words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Fifth Supplemental Indenture as a whole and not to the Indenture or any particular Article, Section or other subdivision of the Indenture or this Fifth Supplemental Indenture.

ARTICLE 2

AMENDMENTS TO THE INDENTURE

Section 2.01. Amendment to Section 1.01 of the First Supplemental Indenture. Solely with respect to the notes of each Amended Series, the following definitions “Aramids Divestiture,” “Intended Electronics Separation” and “September Form 8-K” are hereby added to Section 1.01 of the First Supplemental Indenture:

“Aramids Divestiture:

The term “Aramids Divestiture” means the sale of the Company’s aramids business (Kevlar® and Nomex®) on substantially the terms described in the September Form 8-K.”

“Intended Electronics Separation:

The term “Intended Electronics Separation” means the proposed separation of the Company’s electronics business, which includes its semiconductor technologies and interconnect solutions businesses, into an independent public company, Qnity Electronics, Inc., on substantially the terms described in the September Form 8-K.”

“September Form 8-K:

The term “September Form 8-K” means the Company’s Current Report on Form 8-K furnished to the SEC on September 3, 2025 (Accession No. 0001666700-25-000050).”

Section 2.02. Addition of New Section to the First Supplemental Indenture. Solely with respect to the notes of each Amended Series, the following Section is hereby added as Section 6.04 of the First Supplemental Indenture:

“Section 6.04. Transactions — No Restrictions. Notwithstanding anything to the contrary in the Indenture, the consummation of the Intended Electronics Separation and the Aramids Divestiture (collectively, the “Transactions”) and any action taken by any of the Company or any Subsidiary that is required in connection with or incidental to the Transactions (a) shall be permitted under all covenants and obligations under the Indenture without restriction, (b) shall not be deemed, individually or in the aggregate, to be a sale, conveyance, transfer, lease or other disposition of all or substantially all of the Company’s assets to another entity (including for purposes of Section 6.04 of the Base Indenture as supplemented by Section 6.03 of the First Supplemental Indenture) and (c) shall not constitute a Change of Control.” In addition, notwithstanding anything to the contrary in the Indenture, no direct or indirect sale, conveyance, transfer, lease or other disposition by the Company or its Subsidiaries announced or occurring prior to the date hereof shall be considered when assessing whether any transaction or series of transactions constitutes the direct or indirect sale, conveyance, transfer, lease or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries .

ARTICLE 3

MISCELLANEOUS PROVISIONS

Section 3.01. Supplemental Indenture. The Indenture, as supplemented by this Fifth Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

Section 3.02. Effectiveness. This Fifth Supplemental Indenture shall become effective and binding on the Company, the Trustee and every Holder of the notes of each Amended Series heretofore or hereafter authenticated and delivered under the Indenture upon the execution and delivery of this Fifth Supplemental Indenture by the parties to this Fifth Supplemental Indenture; provided that the amendments to the Indenture set forth in Article 2 hereof shall not become operative until the payment in full by the Company of the “Tender Offer Consideration” (as defined in the Company’s Offer to Purchase, dated November 3, 2025 (the “Offer to Purchase”)) on the first settlement date of the tender offers described in such Offer to Purchase (the time of such payments, the “Operative Time”).

Section 3.03. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.04. Separability Clause. In case any provision in this Fifth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions herein shall not in any way be affected or impaired thereby.

Section 3.05. Governing Law. This Fifth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 3.06. Execution by the Trustee. The Trustee has executed this Fifth Supplemental Indenture only upon the terms and conditions set forth in the Indenture. Without limiting the generality of the foregoing, the Trustee shall not be responsible for the correctness of the recitals contained herein, which shall be taken as statements of the Company, and the Trustee makes no representation and shall have no responsibility for, or in respect of, the validity or sufficiency of this Fifth Supplemental Indenture or the execution hereof by any Person (other than the Trustee). The rights, protections or indemnities afforded the Trustee under the Indenture shall apply to the execution hereof and the transactions contemplated hereunder.

Section 3.07. Counterparts. This Fifth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. Facsimile, PDF copies or other electronic transmission of signatures shall constitute original signatures for all purposes of this Fifth Supplemental Indenture and any enforcement hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Fifth Supplemental Indenture or any document to be signed in connection with this Fifth Supplemental Indenture shall be deemed to include Electronic Signatures (as defined herein), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed, all as of the day and year first above written.

DuPont de Nemours, Inc. (f/k/a DowDuPont Inc.)

By:	/s/ Michael P. Heffernan
Name:	Michael P. Heffernan
Title:	Vice President and Treasurer

U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association)

By:
Name:
Title:

[Signature Page to Fifth Supplemental Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed, all as of the day and year first above written.

DuPont de Nemours, Inc. (f/k/a DowDuPont Inc.)

By:
Name:
Title:

U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association)

By:	/s/ Paul O’Brien
Name:	Paul O’Brien
Title:	Vice President

[Signature Page to Fifth Supplemental Indenture]